Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153294

PROSPECTUS

DATED OCTOBER 8, 2010

38,000,000 Shares of Common Stock

SMART KIDS GROUP, INC.

This prospectus relates to the disposition from time to time of up to 38,000,000 shares of common stock, par value $0.0001,  of Smart Kids Group, Inc., a Florida corporation (“SKGP” or the “Company”), which are held or may be held by the selling stockholder named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled “Plan of Distribution” beginning on page 19 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of common stock under this prospectus.

The issuance of the 38,000,000 shares of common stock being offered for sale is being made pursuant to a Drawdown Equity Financing Agreement (“Drawdown Agreement”) entered in to between the Company and Auctus Private Equity Fund, LLC (“Auctus” or “Selling Stockholder”). The total amount of shares of common stock which may be sold pursuant to this prospectus would constitute 10.71% of our issued and outstanding common stock as of October 8, 2010, if all of the shares had been sold by that date.

Pursuant to the Drawdown Agreement, which has a total drawdown amount of ten million dollars ($10,000,000), SKGP has the right to sell to Auctus at its sole discretion and Auctus has the obligation to purchase through advances to the Company, the Company’s common stock through Draw-Down Notices issued by the Company. The number of shares of common stock that Auctus shall purchase shall be determined by dividing the amount of the advance by the purchase price. No fractional shares will be issued.

The Selling Stockholder is selling all of the shares of common stock offered by this prospectus. It is anticipated that the Selling Stockholder will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution”). We will not receive any proceeds from the sale of shares by the Selling Stockholder. However, we will receive the sale price of any common stock that we sell to Auctus under the drawdown line of equity credit facility.

There are no underwriting agreements.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SGKP.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 6.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 8, 2010

PROSPECTUS

SMART KIDS GROUP, INC.
38,000,000 SHARES COMMON STOCK

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC. Under this registration, the selling stockholder may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully; including the information set forth under the headings “Risk Factors” and “Information Incorporated by Reference.”

General

Smart Kids Group, Inc. (throughout this prospectus referred to as “we,” “us,” “the Company,” “Smart Kids Group” or “SKGP”) is a development stage company incorporated in the State of Florida on February 11, 2003. From our inception, we have not generated any revenues and as of March 31, 2010, we have incurred a net loss of $1,664,469. As of March 31, 2010, we had $48,060 in cash on hand, total assets of $940,984, total liabilities of $1,742,570, an accumulated deficit of $1,664,469 and a stockholders’ deficit of $801,586. In our auditor’s report included in their audit for fiscal year ended June 30, 2009, they expressed substantial doubt as to our ability to continue as a going concern.

Based on intellectual property we sublicense from affiliate companies, we have developed educational and entertaining media products (television shows, video, music and books) relating to Be Alert Bert® character and his friends, and the Gina D Brand Library®. Our media products are intended to entertain and educate children ranging from the age of six through twelve years old with a particular focus on children’s personal safety, health and fitness and related issues. Our products are sometimes referred to in this prospectus as “EDUtainment products.” EDUtainment is a genre of children’s products that serve to educate as well as entertain children.

Richard Shergold Licensing Agreement

All intellectual property relating to Be Alert Bert® including the trademarks and work product that the Company currently works with are under an exclusive sublicense agreement with Smart Kids International Holdings, Inc., (“SKIH”) which leases all of the intellectual property relating to Be Alert Bert® from Mr. Shergold, the Company’s Chief Creative Officer and Co-Chairman of the Board. This sublicense agreement has been effective since June 20, 2005, at an annual fee of $60,000.

The term of the sublicense agreement is 25 years. We also have the option to extend the sublicense agreement in perpetuity. The royalty fee under the sublicense agreement is $5,000 per month. SKIH has the right to terminate, if not otherwise cured within 45 days after notice, the sublicense agreement in the event we become insolvent, file bankruptcy proceedings either voluntary or involuntary, abandon the sublicense, assign the sublicense without SKIH’s written consent, fail to observe or perform any of our obligations under the sublicense agreement, or if there is a change of control of our Company. Upon the expiration or termination of the sublicense agreement, we have the right to sell any licensed products on hand as of the expiration date or termination of the sublicense agreement subject to the payment of royalties to SKIH, if applicable.

The sublicense allows us to use the trademarks, domain names and copyrights, concepts and characters in connection with the manufacture, distribution, sale, global advertisement, and otherwise ability to profit from the products relating to such Be Alert Bert® intellectual property. Our sublicense also permits us to create new stories and products utilizing the sublicensed intellectual property and to license and otherwise profit from those newly created stories and products. All newly created stories and products generated from the sublicensed intellectual property will be owned by us, without any additional payment owed to SKIH aside from the monthly royalty fee.

The licensed intellectual property relating to Be Alert Bert® television series consist of 31 episodes featuring “Bert the Bee” and are available in both English and Spanish. We intend to generate revenue from this series through licensing contracts with TV stations and through sales to the public through our planned “Live at the Hive” website discussed below. There are currently no residual revenues being generated by the television series because the licensing fees were paid up front on a one-time, flat-fee basis, and the contract term is still active. Upon expiration of the existing terms pursuant to our outstanding licensing agreements with TV stations, we will attempt to renegotiate renewal agreements upon similar terms or through bartering for advertisement TV time. License renewals are expected to commence towards the end of 2010.

We plan to use children-oriented characters and products as a common theme to develop our main relating to Be Alert Bert® children’s website, “Live at the Hive” (www.liveatthehive.com), which we intend to launch either in the Fourth Quarter of 2010, or First Quarter of 2011. The Company intends to charge an annual membership fee (after a 30 day trial period) of $19.99 per family which will provide them with access to some of our content and through which they will be able to purchase our videos, music, books and other content that we either sublicense or produce. Revenue from this source is intended to provide us with short-term operating funds.

3D Future Vision, Inc. Licensing Agreement

Effective September 9, 2010, SKGP and 3D Future Vision, Inc., a Florida corporation ("3DFV”), entered into a License Agreement (the “License Agreement”) on an exclusive basis for a term of twenty five (25) years. Pursuant to the License Agreement, 3DFV grants certain rights under its proprietary intellectual property related to the Gina D Brand Library® intellectual property inventory (“Licensed IP”) to SKGP to make, have made, import, use, offer for sale, promote, distribute, sell products and processes, and otherwise commercially exploit the Licensed IP in all fields and any manner as deemed necessary in the sole discretion of the Company.

In consideration for the execution of the License Agreement and for the exclusivity of the license, SKGP has agreed to issue an amount of shares of its common stock to 3DFV equivalent to render 3DFV’s percentage of stock ownership in the Company equal to that of Mr. Richard Shergold, the Company’s President and Chairman, who currently owns 156,949,209 shares (44.22%). This issuance to 3DFV will amount to approximately 156,949,209 shares of the Company’s common stock. In addition, 3DFV’s President, Mr. Joseph DiFrancesco, has been appointed as the Company’s Chief Executive Officer and Co-Chairman of the Board of Directors pursuant to a written consent of the majority shareholders of the Company in lieu of a meeting of shareholders. Pursuant to the License Agreement, Mr. DiFrancesco has also been granted the right to appoint an additional board member in his sole and absolute discretion.

There are no material relationships between the Company or its affiliates and any of the parties to the License Agreement, other than with respect to the License Agreement.

Drawdown Equity Financing Agreement.

On March 18, 2010, we entered into a drawdown equity financing agreement and registration rights agreement (collectively the “Agreements”) with Auctus Private Equity Fund, LLC (“Auctus”), the selling stockholder. In accordance with the Agreements, Auctus has committed, subject to certain conditions, to purchase up to $10 million of the Company’s common stock over a term of up to two years. Although the Company is not mandated to sell shares under the Agreements, the Agreements give the Company the option to sell to Auctus shares of common stock at a per share purchase price of equal to 95% of the lowest closing bid price during the five trading days following the Company’s delivery of notice to Auctus (the “Notice”). At its option, the Company may set a floor price under which Auctus may not sell the shares which were the subject of the Notice. The floor shall be 75% of the average closing bid price of the stock over the preceding ten days prior to the Notice and can be waived at the discretion of the Company. The maximum amount of Common Stock that the Company can sell pursuant to any Notice is the greater of: (i) an amount of shares with an aggregate maximum purchase price of $250,000 or (ii) 200% of the average daily trading volume based on 20 days preceding the drawdown notice date.

Auctus is not required to purchase the shares, unless the shares which are subject to the Notice have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended, laws and except for conditions outside of Auctus’ control. The Company was obligated to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 within 90 days from the date of the Agreements and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC within 120 days of filing. The Company filed a registration statement on May 18, 2010, which was declared effective on May 26, 2010 by the SEC. The Company has agreed to pay Auctus an aggregate amount of $15,000 as an origination fee with respect to the transaction.

Summary Financial Information; Going Concern

The table below summarizes our audited financial statements for the fiscal years ended June 30, 2009 and June 30, 2008, as well as the unaudited financial statements for the three months ended March 31, 2010 and 2009 and for the period from our inception to March 31, 2010. In our auditor’s report included in the Company’s audited financial statements for fiscal year ended June 30, 2009, our auditors expressed substantial doubt as to the Company’s ability to continue as a going concern. Our ability to continue as a going concern is subject to our ability to generate sufficient revenues to fund our operations and/or our ability to obtain additional capital, neither of which can be assured. We anticipate that our auditors will continue to express substantial doubt about our ability to continue as a going concern for the near future.

Balance Sheet Summary:

	Fiscal Year Ended		At March 31,
	At June 30, 2009 (Audited)	At June 30, 2008 (Audited)	2010 (Unaudited)
Balance Sheet
Cash and Cash Equivalents	$78	$8,986	$48,060
Total Assets	$835,172	$807,878	$940,984
Total Liabilities	$1,718,882	$1,112,108	$1,742,570
Total Stockholders’ Equity (Deficit)	$(883,710)	$(304.231)	$(801,586)

Statement of Operations Summary:

	For the Fiscal Year Ended June 30,		For the Three Months March 31,		For the Period February 11, 2003
	2009	2008	2010	2009	(Inception) to March 31, 2010
	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations:
Revenue	$0.00	$0.00	$0.00	0.00	$0.00
Net Income (Loss)	$(579,479)	(269,118)	$(53,735)	(105,350)	$(1,664,469)
Net Earnings (Loss) Per Share of Common Stock , basic and diluted	Nil	Nil	Nil	Nil	(0.02)

Organizational History

We were incorporated under the laws of the State of Florida on February 11, 2003. Since our inception, we have developed and licensed children’s EDUtainment products through a variety of media including television, video, retail, direct marketing, and the Internet.

On August 14, 2009, the United States Securities and Exchange Commission issued the Company a Notice of Effectiveness for a Form S-1; Registration under the Securities Act of 1933.  The Company registered 20,198,500 common shares of the Company.

We are registering an aggregate of 38,000,000 shares of common stock for issuance pursuant to the Equity Line of Credit under the registration statement filed on May 18, 2010 and deemed effective on May 26, 2010 by the SEC.

Executive Offices and Telephone Number

Our principal executive offices are located at 9768-170 Street, Suite 234, Edmonton, Alberta T5T5L4, and our phone number is  (780) 222-6257

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.

Risks Relating To Our Company

We are a development stage company and have history of losses since our inception. If we cannot reverse our losses, we will have to discontinue operations.

From our inception in February 2003, we have not generated any revenues. As of March 31, 2010, we had $48,060 in cash on hand, total assets of $940,984, total liabilities of $1,742,570 and a stockholders’ deficit of $801,586. In our auditor’s report for fiscal year ended June 30, 2009, they expressed substantial doubt as to our ability to continue as a going concern. We anticipate incurring losses in the foreseeable future. We do not have an established source of revenue sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

We do not own any Intellectual Property

We do not own any intellectual property. Our licensed intellectual property pertaining to Be Alert Bert® is owned by Richard Shergold, our Chief Creative Officer and Chairman, and our licensed intellectual property pertaining to the Gina D Brand Library® is owned by 3D Future Vision, Inc., a Florida corporation.

Mr. Shergold licenses the Be Alert Bert® intellectual property to Smart Kids International Holdings, Inc. (“SKIH”), a company wholly-owned by Mr. Shergold, which in turn sublicenses it to us under an exclusive sublicense agreement. The term of the sublicense agreement is 25 years and commenced on June 20, 2005. We also have the option to extend the sublicense agreement in perpetuity. The royalty fee under the sublicense agreement is $5,000 per month. SKIH has the right to terminate, if not otherwise cured within 45 days after notice, the sublicense agreement in the event we become insolvent, file bankruptcy proceedings either voluntary or involuntary, abandon the sublicense, assign the sublicense without SKIH’s written consent, fail to observe or perform any of our obligations under the sublicense agreement, or if there is a change of control of our Company. Upon the expiration or termination of the sublicense agreement, we have the right to sell any licensed products on hand as of the expiration date or termination of the sublicense agreement subject to the payment of royalties to SKIH, if applicable.

Effective September 9, 2010, SKGP and 3D Future Vision, Inc., a Florida corporation ("3DFV”), entered into a License Agreement (the “License Agreement”) on an exclusive basis for a term of twenty five (25) years. Pursuant to the License Agreement, 3DFV grants certain rights under its proprietary intellectual property related to the Gina D Brand Library® intellectual property inventory (“Licensed IP”) to SKGP to make, have made, import, use, offer for sale, promote, distribute, sell products and processes, and otherwise commercially exploit the Licensed IP in all fields and any manner as deemed necessary in the sole discretion of the Company.

In consideration for the execution of the License Agreement and for the exclusivity of the license, SKGP has agreed to issue an amount of shares of its common stock to 3DFV equivalent to render 3DFV’s percentage of stock ownership in the Company equal to that of Mr. Richard Shergold, the Company’s President and Chairman, who currently owns 156,949,209 shares (44.22%). This issuance to 3DFV will amount to approximately 156,949,209 shares of the Company’s common stock. In addition, 3DFV’s President, Mr. Joseph DiFrancesco, will be appointed as the Company’s Chief Executive Officer and Co-Chairman of the Board of Directors pursuant to a written consent of the majority shareholders of the Company in lieu of a meeting of shareholders. Pursuant to the License Agreement, Mr. DiFrancesco has also been granted the right to appoint an additional board member in his sole and absolute discretion.

Our loss of either of these license agreements would have a material adverse affect on our business and operations.

The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus and will be subject to significant volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We do not expect to generate cash flow from operations for the foreseeable future. We will need to raise capital in the future by selling more common stock and if we are able to do so, your ownership of the Company’s common stock will be diluted.

We do not expect to generate cash flow from operations for the foreseeable future. Consequently, we will be required to raise additional capital by selling additional shares of common stock. There can be no assurance that we will be able to do so but if we are successful in doing so, your ownership of the Company’s common stock will be diluted which might depress the market price of our common stock, if a market ever develops.

Our history of losses is expected to continue and we will need to obtain additional capital financing in the future.

We have a history of losses and expect to generate losses until such a time when we can become profitable in the distribution of our planned products. As of the date of this prospectus, we cannot provide an estimate of the amount of time it will take to become profitable, if ever; however, we do not believe we will become profitable within the next 24 months.

We will be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. In order for us to carry out our intended business plan, management believes that we need to raise approximately $12 million over a two year period. Management anticipates that the $12 million will go towards fulfillment of existing liabilities, regulatory compliance, product marketing, the production and development of existing and new product lines including our new animated TV series, our plans for character-based merchandising, and the development and launching of our plans to franchise kiosks and retail outlets. The Company anticipates obtaining the required funding through equity investment in the company. The Company has begun to contact institutional investors and other similar sources to obtain financing. As of the date of this prospectus, no such agreements for financing been entered into by the Company. We cannot be certain we will be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing made available to our Company. If we obtain the anticipated amount of financing through the offering of our equity securities, this will result in substantial dilution to our existing shareholders, and should be considered a serious risk of investment.

We expect our operating expenses to increase and may affect profit margins and the market value of our common stock.

Upon obtaining additional capital, we expect to significantly increase our operating expenses to expand our marketing operations, and increase our level of capital expenditures to further develop and maintain our proprietary software systems. Such increases in operating expense levels and capital expenditures may adversely affect operating results and profit margins which may significantly affect the market value of common stock. There can be no assurance that we will, one day, achieve profitability or generate sufficient profits from operations in the future.

Current economic conditions may prevent us from generating revenue.

Generally, consumer purchases of entertainment and educational items are discretionary and may be particularly affected by adverse trends in the general economy. Our ability to generate or sustain revenues is dependent on a number of factors relating to discretionary consumer spending. These include economic conditions and consumer perceptions of such conditions by consumers, employment, the rate of change in employment, the level of consumers' disposable income and income available for discretionary expenditure, business conditions, interest rates, consumer debt and asset values, availability of credit and levels of taxation for the economy as a whole and in regional and local markets where the our Company operates.

The United States is currently experiencing a major economic downturn, the extent and duration of which cannot be currently predicted, and includes a record low levels of consumer confidence due, in part, to job losses. Due to these factors, consumers are not expected to purchase non-essential goods, including our products. If the current economic conditions do not improve, we may not achieve or be able to maintain profitability which may negatively affect the liquidity and market price of our common stock.

Also due to the economic downturn in the United States, credit and private financing is becoming difficult to obtain at reasonable rates, if at all. Until we achieve profitability at sufficient levels, if at all, we will be required to obtain loans and/or private financings to develop and sustain our operations. If we are unable to achieve such capital infusions on reasonable terms, if at all, our operations may be negatively affected.

The changing entertainment preferences of consumers could adversely affect our business.

Our business and operating results depend upon the appeal of our products, product concepts and programming to consumers. Consumer entertainment preferences, as well as industry trends and demands are continuously changing and are difficult to predict as they vary over time. In addition, as entertainment properties often have short life cycles, there can be no assurances that:

(i)	our current products, product concepts or programming will ever be popular for any significant period of time;

(ii)	new or existing products, product concepts or programming we represent or produce will achieve and or sustain popularity in the marketplace;

(iii)
a product’s life cycle will be sufficient to permit us to recover revenues in excess of the costs of advance payments, guarantees, development, marketing, royalties and other costs relating to such product; or

(iv)	we will successfully anticipate, identify and react to consumer preferences.

Our failure to accomplish any of these events could result in reduced overall revenues, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the volatility of consumer preferences could cause our revenues and net income to vary significantly between comparable periods.

We operate in a highly competitive marketplace.

The marketplace for children’s entertainment and educational products is extremely competitive, relatively saturated, and dominated by larger well know and seasoned companies. There is no guarantee that we can favorably compete with such competitors. Our principal competitors are media companies with consumer products/merchandise licensing divisions, toy companies, other licensing companies, and numerous individuals who act as merchandising agents. There are also many independent product development firms with which we compete. Many of these companies have substantially greater resources than we do and represent properties which have been proven commercially successful. We believe that it would be relatively easy for a potential competitor to enter into this market in light of the relatively small investment required to commence operations as a merchandising agent.

There can be no assurance that the Company will be able to enhance its products or services, or develop other products or services.

To date, we have had no revenues. At March 31, 2010, we had $48,060 cash on-hand and an accumulated deficit of $1,664,469, and there is substantial doubt as to our ability to continue as a going concern. If we are unable to achieve profitability in the future, recruit sufficient personnel or raise money in the future, our ability to develop its products and services or other products and services would be adversely affected. Our inability to develop our products and services or develop new products or services, in view of rapidly changing technology, changing customer demands and competitive pressures, would have a material adverse affect upon its business, operating results and financial condition.

Rapid technological advances could render our existing proprietary technologies obsolete.

The Internet and online commerce industries are characterized by rapid technological change, changing market conditions and customer demands, and the emergence of new industry standards and practices that could render our existing Web site and proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of other proprietary technology entails significant technical and business risk. There can be no assurance that we will be successful in developing and using new technologies or adapt our proprietary technology and systems to meet emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if our new products and electronic commerce services do not achieve market acceptance, our business, prospects, results of operations and financial condition would be materially adversely affected.

Internet commerce security threats could pose a risk to our online sales and overall financial performance.

A significant barrier to online commerce is the secure transmission of confidential information over public networks. We and our partners rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities; new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by us and our partners to protect consumer’s transaction data. If any such compromise of security were to occur, it could have a materially adverse effect on our business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally, especially as a means of conducting commercial transactions. To the extent that our activities, our partners or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a materially adverse effect on our business, prospects, financial condition and results of operations.

Our management and directors own a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

As of the date of this prospectus, our management and directors as a group own 71.60% of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Risk of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks.

A key element of our strategy is to generate a high volume of traffic on, and use of, our services across our network infrastructure and systems. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers, as well as maintain adequate customer service levels. Our revenues depend on the number of visitors who sign up for our services. Any systems interruptions that result in the unavailability of our software systems or network infrastructure, or reduced order placements would reduce the volume of sign ups and the attractiveness of our product and service offerings. We may experience periodic systems interruptions from time to time. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our Web site or timely expand and upgrade our systems and infrastructure to accommodate such increases. We will use a combination of industry supplied software and internally developed software and systems for our search engine, distribution network, and substantially all aspects of transaction processing, including order management, cash and credit card processing, and accounting and financial systems. Any substantial disruptions or delays in any of our systems would have a materially adverse effect on our business, prospects, financial condition and results of operations.

There are risks associated with our domain names.

We currently hold various Web domain names relating to our brand. The acquisition and maintenance of domain names is generally regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all of the countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a materially adverse effect on our business, prospects, financial condition and results of operations.

Storage of personal information about our customers could pose a security threat.

We have a non-disclosure policy displayed on our Web sites. Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user’s consent. This policy is accessible to users of our services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and other states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

We face possible liability for information displayed on our web sites.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web site and across our distribution network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites and distribution network through links to other Web sites. Our insurance may not adequately protect us against these types of claims.

We are highly dependent on our executive officers, particular Mr. Richard Shergold and Mr. Joey DiFrancesco. The loss of either of them would have a material adverse affect on our business and prospects.

We currently have three executive officers, Richard Shergold, Joey DiFrancesco and Lisa Yakiwchuk. Richard Shergold serves as our President and Chief Creative Officer and Co-Chairman. Mr. DiFrancesco serves as our Chief Executive Officer and Co-Chairman. Ms. Yakiwchuk serves as our Chief Operating Officer, Secretary and Director. The loss of any of our executive officers could have a material adverse effect on our business and prospects.

There exists uncertainty with regards to our ability to protect our vital Sublicensed Intellectual Property.

Our prospects for success may depend, in part, on our ability to obtain commercially valuable patents, trademarks and copyrights to protect Mr. Shergold’s and 3D Future Vision’s intellectual property, which we sublicense directly from SKIH and 3D Future Vision, respectively. Legal standards relating to the validity and scope of patent claims are still evolving. As a result, patent, trademark and copyright positions may be uncertain and will involve complex legal and factual questions. Therefore, the degree of future protection for our technologies or potential products is uncertain. There are numerous costs, risks and uncertainties that the Company faces with respect to obtaining and maintaining patents and other proprietary rights. The Company may not be able to obtain meaningful patent protection for its future developments. To date, neither the Company nor Mr. Shergold have any pending patent or trademark applications with the U.S. Patent and Trademark Office or any agency with regard to the above-referenced intellectual property assets.

In connection with the issued or trademarks, there can be no assurance that such trademarks will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any r trademarks sublicensed to the Company or, if instituted, that such challenges will not be successful. To date, there have been no interruptions in our business as the result of any claim of infringement. However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others. The cost of litigation to uphold the validity of a trademark and prevent infringement can be very substantial and may prove to be beyond our financial means even if the Company could otherwise prevail in such litigation. Furthermore, there can be no assurance that others will not independently develop similar designs or technologies, duplicate our designs and technologies or design around aspects of our technology, or that the designs and technologies will not be found to infringe on the patents, trademarks or other rights owned by third parties. The effects of any such assertions could include requiring the Company to alter existing trademarks or products, withdraw existing products, including the products delaying or preventing the introduction of products or forcing the Company to pay damages if the products have been introduced.

Intellectual Property litigation may be necessary and an unfavorable outcome could hurt the company.

We may become party to patent litigation or proceedings at the U.S. Patent and Trademark Office or at a foreign patent office to determine whether it can market its future products without infringing patent rights of others. Interference proceedings in the U.S. Patent Office or opposition proceedings in a foreign patent office may be necessary to establish which party was the first to design such intellectual property. The cost of any patent litigation or similar proceeding could be substantial and may absorb significant management time and effort. If an infringement suit against us is resolved unfavorably, we may be enjoined from manufacturing or selling certain of its products or services without a license from an adverse third party. We may not be able to obtain such a license on commercially acceptable terms, or at all.

There are risks associated with Trade Secret Protection.

We intend to rely on trade secret protection for certain of its confidential and proprietary information and processes. We currently protect some information and procedures as trade secrets. It protects its trade secrets through recognized practices, including access control, confidentiality agreements with employees, consultants, collaborators, and customers, and other security measures. These confidentiality agreements may be breached, however, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

We might face obstacles regarding our Product Development and Marketing.

Development of any product based on our processes and designs will be subject to the high risks of failure inherent in the development or successful commercialization of new products. These risks include the possibility that any such products, will be found to be ineffective, will fail to receive and maintain necessary regulatory approvals, will be difficult or impossible to deploy on a larger scale, will be uneconomical to market, will fail to be developed prior to the successful marketing of similar products by competitors, or will be found to infringe on proprietary rights of third parties.

If we engage in acquisitions, we may experience significant costs and difficulty assimilating the operations or personnel of the acquired companies, which could threaten our future growth.

If we make any acquisitions, we could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management's attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Furthermore, we may have to incur debt or issue equity securities in future acquisitions. The issuance of equity securities would dilute our existing stockholders. To date, the Company is not in any discussions to make acquisitions with any party.

Because our officers and directors are indemnified against certain losses, we may be exposed to costs associated with litigation.

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional non-reimbursable costs, including legal fees. Our articles of incorporation and bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. Extended or protracted litigation could have a material adverse effect on our cash flow.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Compliance with changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. Management’s inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our annual report on Form 10-K our assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year ended June 30, 2009 and our independent registered public accounting firm will in the future be required to report on our management’s report. We will incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements. If we fail to achieve and maintain adequate internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Additional Risks Relating to Our Common Stock

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	liquidity of the market for the shares;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	conditions in the markets in which we compete;

●	changes in the economic performance or market valuations of other EDUtainment companies;

●	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	intellectual property litigation;

●	our dividend policy; and

●	general economic conditions.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently and will be quoted for trading on OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in SEC Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, SEC Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We have never paid cash dividends on our common stock and we do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Drawdown Agreement.

The sale of our common stock to Auctus Private Equity Fund LLC in accordance with the Drawdown Equity Facility Agreement may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus Private Equity Fund LLC. in order to drawdown on the facility.  If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Auctus Private Equity Fund LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common  stock to be issued  under the  Drawdown Equity Facility  Agreement  will be purchased  at a five (5%)  discount  or 95% of  the lowest  closing  bid price  during the five trading days immediately following our notice to Auctus Private Equity Fund LLC of our election to exercise our "put" right.

Auctus Private Equity Fund LLC has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Auctus Private Equity Fund LLC sells our shares, the price of our common stock may decrease.  If our stock price decreases, Auctus may have a further incentive to sell such shares.  Accordingly, the discounted sales price in the Drawdown Agreement may cause the price of our common stock to decline.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 38,000,000 shares of common stock to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 38,000,000 shares of common stock for issuance pursuant to the Equity Line of Credit under the registration statement filed on May 18, 2010 and deemed effective on May 26, 2010 by the SEC. The sale of these shares into the public market by Auctus could depress the market price of our common stock.

We May Not Have Access to the Full Amount under the Equity Line.

On October 6, 2010, the closing price of our common stock was $0.004 based on very little volume. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $10,000,000.  The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit.  Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds.

The Drawdown Equity Financing Agreement provides that the dollar value that we will be permitted to draw from Auctus will be either: (A) 200% of the average daily volume in the US market of the common stock for the twenty trading days prior to the Drawdown Notice, or (B) $200,000. If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to draw $200,000, which may not provide adequate funding for our planned operations.

Unless an active trading market develops for our securities, you may not be able to sell your shares.

Although, we are a reporting company and our common shares are quoted on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.) under the symbol “SKGP”, there is not currently an active trading market for our common stock and an active trading market may never develop or, if it does develop, may not be maintained.  Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price and therefore your investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our common stock;

•	changes in, or failure to achieve, financial estimates by securities analysts;

•	new products or services introduced or announced by us or our competitors;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in our business industries;

•	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock; and

•	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

You may have difficulty reselling shares of our common stock, either at or above the price you paid, or even at fair market value.  The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes.  These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company.  In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities.  A securities class action suit against us could result in substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business.  Moreover, and as noted below, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulations.  Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Trading in our common stock on the OTC Bulletin Board may be limited thereby making it more difficult for you to resell any shares you may own.

Our common stock is quoted on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.). The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the Nasdaq National Market, you may have difficulty reselling any of the shares of our common stock that you may own.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future, and the size and timing of additional significant orders and their fulfillment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling security holder. However, the Company anticipates receiving up to $3,800,000 gross proceeds pursuant to the equity facility with Auctus.  If the Company receives $3,800,000, we expect to disburse the proceeds from this offering in the priority set forth below within the first 12 months after successful completion of this offering:

SKGP intends to use the proceeds from this offering as follows:

Offering Proceeds	$3,800,000

Marketing & Sales Initiatives	$500,000

Operating Expenses	$500,000

Vender Accruals	$150,000

Production of revenue producing media and content	$1,700,000

General Working Capital	$949,433

Total Estimated Use of Proceeds	$3,799,433

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for our Common Stock

Our common stock trades on the OTCBB under the symbol “SGKP” since September 21, 2009. The following table sets forth the high and low intra-day prices per share of our common stock for the periods indicated, which information was provided by the OTCBB. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
First Quarter Ended September 30, 2010	$0.01	$0.00
Fiscal Year Ended June 30, 2010	$0.39	$0.00
Third Quarter Ended March 31, 2010	$0.30	$0.10
Second Quarter Ended December 31, 2009	$0.30	$0.10
First Quarter Ended September 30, 2009	$0.30	$0.10

On October 8, 2010, the closing price of our common stock as reported on the OTCBB was $0.015 based on low levels of trading and overall volume.

Holders

As of October 8, 2010, there were 354,917,209 shares of our common stock outstanding held by approximately 149 shareholders of record. The number of our shareholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

SEC “Penny Stock” Rules.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

DESCRIPTION OF SECURITIES

General

Under our Certificate of Incorporation, we are authorized to issue an aggregate of 400,000,000 shares of common stock, par value $0.0001 per share, and no shares of preferred stock. As of the date hereof, 354,917,209 shares of our common stock are issued and outstanding, and there are approximately 149 holders of record of our Common Stock.

Common Stock

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Market for Common Stock

Our common stock is quoted on the OTC Bulletin Board under the symbol, “SGKP.” The market for our common stock has been sporadic with no consistent trading volume. This should be considered a material risk to investing in our Company.

Dividend Policy

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. Our Board periodically will reevaluate this dividend policy taking into account our operating results, capital needs, and the terms of our existing financing arrangements and other factors.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have a stock option plan in place nor are there any outstanding exercisable for shares of our common stock.

Issuance of SKGP Common Stock to the former shareholders of Be Alert Bert Holdings, Inc.

In connection with the dissolution of Be Alert Bert Holdings, Inc. (“Bert Holdings”) in 2003, in 2005, we issued shares of SKGP common stock to the former shareholders of Bert Holdings. An aggregate of 1,065,000 shares of Common Stock were issued to approximately 48 people. Bert Holdings was not affiliated with our Company. Our Company’s founder, Mr. Shergold, was the former President and CEO of Bert Holdings. Bert Holdings filed for bankruptcy and was dissolved in 2003. Upon its dissolution, Mr. Shergold transferred all of his intellectual property to Smart Kids International Holdings, Inc. (SKIH).

While under no legal obligation to do so, Mr. Shergold issued shares of SKGP to the former shareholders of Bert Holdings who had invested in Bert Holdings and subsequently lost their respective investments upon that Company’s bankruptcy and dissolution. This issuance of SKGP stock was not compelled by any legal action or legal requirement. Mr. Shergold issued the shares to the respective recipients in an amount as determined in his sole discretion, not based upon the recipient’s former interest in Bert Holdings.

The Company issued these securities for past consideration under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents. As discussed above, an aggregate of 1,065,000 shares of Common Stock were issued to approximately 48 people for past consideration. The 48 recipients of SKGP common stock were investors and former shareholders of Bert Holdings who invested sums of money at the time of the formation of Bert Holdings which led to the subsequent development of Mr. Shergold’s Intellectual Property. While not compelled and under no legal requirement to do so, Mr. Shergold, in good faith, issued these shareholders their respective shares of common stock in SKGP in light of their initial investments in Bert Holdings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock As of the date of this prospectus by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

Name and Address of Beneficial Holder	Title	Shares of Common Stock		Percentage of Common Stock (1)
Richard Shergold 9768-170 Street, Suite 234, Edmonton, Alberta T5T5L4	President, Chief Creative Officer and Co-Chairman (Principal Financial Officer and Accounting Officer)	156,949,209	(2)	44.22%

Paul Andrew Ruppanner 44 Coyote Mountain Rd. Santa Fe, New Mexico 87505	Former Chief Executive Officer, President and Director	10,000,000	(3)	2.82%

Joseph DiFrancesco Tree Fork Lane, Suite 109, Longwood, Florida 32746	Chief Executive Officer and Co-Chairman (Principal Executive Officer)	100,000,000	(4)	28.18%

Lisa Yakiwchuk 18012-73 Avenue Edmonton, Alberta T5T3K3	Chief Operating Officer, Secretary and Director	26,780,000		7.55%

Michael Gibilisco Tree Fork Lane, Suite 109, Longwood, Florida 32746	Director	0		—

All executive officers and directors as a group (5 persons)	—	288,329,209		81.24%

Notes:

(1)           Applicable percentage of ownership is based on 354,917,209 shares of common stock issued and outstanding as of October 8, 2010. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)           Mr. Shergold beneficially owns 156,949,209 shares of common stock. 135,645,400 shares are held in his name. 2,882,709 shares are held by Genuine Publishing, a business entity owned by Mr. Richard and of which Mr. Shergold maintains voting and dispositive control. 18,421,100 shares are held by Smart Kids International Holdings, Inc., a business entity owned by Mr. Richard and of which Mr. Shergold maintains voting and dispositive control.

 (3)          Denotes Shares held by the Ruppanner Family Trust of which Paul Andrew Ruppanner has voting and dispositive control. Mr. Ruppanner no longer serves as an officer, director or employee of the Company.

(4)           These shares are held in the name of 3D Future Vision, Inc., a Florida corporation which is 100% jointly owned by Mr. Joseph DiFrancesco, our Chief Executive Officer, and his spouse, Bernadette DiFrancesco as husband and wife with the right of survivorship.

SELLING STOCKHOLDER

Drawdown Equity Financing Agreement.

On March 18, 2010, we entered into a drawdown equity financing agreement and registration rights agreement (collectively the “Agreements”) with Auctus Private Equity Fund, LLC (“Auctus”, the “Selling Stockholder”). In accordance with the Agreements, Auctus has committed, subject to certain conditions, to purchase up to ten million dollars ($10,000,000) of the Company’s common stock over a term of up to two years. Although the Company is not mandated to sell shares under the Agreements, the Agreements give the Company the option to sell to Auctus shares of common stock at a per share purchase price of equal to 95% of the lowest closing bid price during the five trading days following the Company’s delivery of notice to Auctus (the “Notice”). At its option, the Company may set a floor price under which Auctus may not sell the shares which were the subject of the Notice. The floor shall be 75% of the average closing bid price of the stock over the preceding ten days prior to the Notice and can be waived at the discretion of the Company.

Auctus is not required to purchase the shares, unless the shares which are subject to the Notice have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended. The Company is obligated to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, of which this prospectus forms a part, within 90 days from the date of the Agreements and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC within 120 days of filing. The Company filed a registration statement on May 18, 2010, which was declared effective on May 26, 2010 by the SEC, which includes all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares. The Company has agreed to pay Auctus an aggregate amount of $15,000 as an origination fee with respect to the transaction.

During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of our common stock during each of the five trading days immediately following the drawdown date, less a discount of 5%. Auctus’ obligations under the equity line agreement are not transferrable.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is the larger of:

•	$250,000; or
•	200% of the average daily volume based on the trailing 20 days preceding the drawdown notice date.

Al Sollami is the natural person and Principal of Auctus Private Equity Fund, LLC who exercises the sole voting and dispositive powers with respect to the shares to be offered by the Company. Al Sollami has had no other material relationship with the Company and has owned no securities of the Company prior to the offering.

Please note that the parties have agreed to $10,000,000 as the amount of the equity line. Although the parties believe it is unlikely that the full amount of the proceeds available under equity line will be used at the current stock price, the parties believe that with the proper use of the funds the price of the stock will increase and we will be able to use the whole equity line.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time (“selling stockholders”) sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Auctus Private Equity Fund, LLC, the underwriter herein, may offer for sale up to an estimated 38,000,000 shares of our common stock which it will originally acquire pursuant to the terms of the equity line of credit agreement as more fully described throughout this prospectus. Auctus will be offering such shares for their own account. We do not know for certain how or when Auctus will choose to sell their shares of common stock. However, it can sell such shares at any time or through any manner set forth in this plan of distribution at such time as we have “put” the shares to them. We may request Auctus to purchase shares by delivering a Drawdown Notice to Auctus. We have acknowledged that Auctus may sell shares corresponding with a particular Drawdown Notice after the Drawdown Notice is received by Auctus which allows them to short sell the shares. There shall be a minimum of five (5) Trading Days between each Drawdown Notice Date.

To permit Auctus to resell the shares of common stock issued to it, we agreed to file a registration statement The Company filed a registration statement on May 18, 2010, which was declared effective on May 26, 2010 by the SEC, which includes all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares. We will bear all costs relating to the registration of the common stock offered by this prospectus. We will keep the registration statement effective until the date after which all of the shares of common stock held by Auctus that are covered by the registration statement have been sold by Auctus pursuant to such registration statement.

LEGAL PROCEEDINGS

During the past five years no director or executive officer of the company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the United States Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law. The Company nor its officers or directors are not parties to any legal proceedings and are not aware of any pending claims.

EXPERTS

The Sourlis Law Firm has assisted us in the preparation of this prospectus and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. The Sourlis Law Firm has consented to being named as an expert in our registration statement filed on May 18, 2010 and deemed effective by the SEC on May 26, 2010, of which this prospectus forms a part. The consent has been filed as an exhibit to the registration statement.

Conner & Associates, P.C., our certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports. Conner & Associates, P.C. has presented its report with respect to our audited financial statements. The report of Conner & Associates, P.C. is included in reliance upon their authority as experts in accounting and auditing. Their consent to being named as Experts is filed as Exhibit 23.1 to the Registration Statement filed on May 18, 2010 and deemed effective by the SEC on May 26, 2010.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended June 30, 2009 filed with the SEC on October 13, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 filed with the SEC on November 18, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009 filed with the SEC on February 11, 2010

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the SEC on May 12, 2010;

•	our Current Reports on Form 8-K filed with the SEC on March 26, April 27, and September 15, 2010; and

•	our Registration Statement on Form S-1 (File No. 333-153294), initially filed with the SEC on May 18, 2010, including any amendments or reports filed for the purpose of updating this description.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Smart Kids Group, Inc., Tree Fork Lane, Suite 109, Longwood, Florida 32746, or you may call us at (780) 222-6257.